                                                            HECO Exhibit 13.2
                                                            -----------------

Selected Financial Data
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                         1998           1997          1996          1995          1994
-------------------------------------------------------------------------------------------------------------------
(in thousands)

Income statement data
Operating revenues..............              $1,008,899    $1,098,755    $1,071,426    $  981,990    $  907,308
Operating expenses..............                 892,747       987,715       962,635       879,268       819,996
                                              ----------    ----------    ----------    ----------    ----------
Operating income................                 116,152       111,040       108,791       102,722        87,312
Other income....................                  16,832        19,042        20,675        16,325        14,793
                                              ----------    ----------    ----------    ----------    ----------
Income before interest
 and other charges..............                 132,984       130,082       129,466       119,047       102,105
Interest and other
 charges........................                  48,754        48,233        44,253        42,024        36,144
                                              ----------    ----------    ----------    ----------    ----------
Income before preferred
 stock dividends of
 HECO...........................                  84,230        81,849        85,213        77,023        65,961
Preferred stock
 dividends of HECO..............                   3,454         3,660         3,865         4,126         4,316
                                              ----------    ----------    ----------    ----------    ----------
Net income for common
 stock..........................              $   80,776    $   78,189    $   81,348    $   72,897    $   61,645
                                              ==========    ==========    ==========    ==========    ==========

At December 31                                      1998          1997          1996          1995          1994
-------------------------------------------------------------------------------------------------------------------
(dollars in thousands)

Balance sheet data
Utility plant...................              $2,925,344    $2,797,886    $2,674,419    $2,483,005    $2,293,521
Accumulated
 depreciation...................                (982,172)     (904,781)     (828,917)     (762,770)     (702,945)
                                              ----------    ----------    ----------    ----------    ----------
Net utility plant...............              $1,943,172    $1,893,105    $1,845,502    $1,720,235    $1,590,576
                                              ==========    ==========    ==========    ==========    ==========
Total assets....................              $2,311,253    $2,212,314    $2,165,546    $2,016,283    $1,889,120
                                              ==========    ==========    ==========    ==========    ==========

Capitalization:1
Long-term debt..................              $  621,998    $  627,621    $  602,226    $  517,209    $  489,586
Preferred stock
 subject to mandatory
 redemption.....................                  33,080        35,770        38,955        41,750        44,844
Preferred stock not
 subject to mandatory
 redemption.....................                  48,293        48,293        48,293        48,293        48,293
HECO obligated mandatorily
 redeemable trust
 preferred securities
 of subsidiary trusts
 holding solely HECO and
 HECO-guaranteed
 debentures.....................                 100,000        50,000            --            --            --
Common stock equity.............                 786,567       769,235       751,311       696,905       633,901
                                              ----------    ----------    ----------    ----------    ----------
Total capitalization............              $1,589,938    $1,530,919    $1,440,785    $1,304,157    $1,216,624
                                              ==========    ==========    ==========    ==========    ==========

Capital structure ratios (%)2
Debt............................                    44.0          44.4          46.5          45.5          45.5
Preferred stock.................                     4.7           5.2           5.5           6.2           7.0
HECO obligated mandatorily
 redeemable trust
 preferred securities
 of subsidiary trusts
 holding solely HECO and
 HECO-guaranteed
 debentures.....................                     5.8           3.1            --            --            --
Common stock equity.............                    45.5          47.3          48.0          48.3          47.5
-------------------------------------------------------------------------------------------------------------------

1 Includes amounts due within one year and sinking fund and optional redemption payments.
2 Includes amounts due within one year, short-term borrowings from nonaffiliates and affiliate, and sinking fund and optional redemption payments.
Note: HEI owns all of HECO's common stock. Therefore, per share data is not meaningful.

Management's Discussion and Analysis of Financial Condition and
Results of Operations
-------------------------------------------------------------------------------

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes.


Results of operations
-------------------------------------------------------------------------------

Earnings

Net income for common stock for 1998 was $80.8 million compared to $78.2 million for 1997 and $81.3 million for 1996. The 1998 net income represents a 10.4% return on the average amount of common stock equity invested in the Company, compared to returns of 10.3% in 1997 and 11.2% in 1996.

Sales

Consolidated sales of electricity were 8,870 million kilowatthours (KWH) for 1998, 8,963 million KWH for 1997, and 8,991 million KWH for 1996. The decreases in KWH sales in 1998 and 1997 were partly due to Hawaii's slow economy and cooler temperatures, which resulted in lower residential and commercial air conditioning usage. KWH sales increased in 1996 partly due to the effects of a 1.4% real growth in Hawaii's economy.

Operating revenues

Operating revenues were $1,008.9 million in 1998, compared to $1,098.8 million in 1997 and $1,071.4 million in 1996. The 1998 decrease in operating revenues of $89.9 million, or 8.2%, was due primarily to lower fuel oil prices which were passed through to customers ($82.1 million), and a 1.0% decrease in KWH sales ($9.8 million). The rate schedules of the Company include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased power costs, and the relative amounts of company-generated power and purchased power.

  The 1997 increase in operating revenues of $27.4 million, or 2.6%, was due primarily to higher fuel oil prices which were passed through to customers, and recovery through rates of Integrated Resource Planning (IRP) related costs, including Demand Side Management (DSM) program costs, lost margins and shareholder incentives related to the DSM programs, partly offset by the decrease in KWH sales.

  Operating revenues for 1996 increased by $89.4 million, or 9.1%, over 1995 revenues due primarily to higher fuel oil prices which were passed through to customers, higher KWH sales, rate relief granted by the PUC, and recovery through rates of IRP related costs, including DSM program costs, lost margins and shareholder incentives.

Operating expenses

Total operating expenses were $892.7 million in 1998 compared to $987.7 million in 1997 and $962.6 million in 1996. The decrease in 1998 was due to decreases in expenses for fuel oil, purchased power, other operation, maintenance, and taxes other than income taxes.

The increase in 1997 was due to increases in expenses for fuel oil, purchased power, other operation, depreciation and amortization, and taxes other than income taxes. Operating expenses for 1996 increased by $83.4 million, or 9.5%, due to increases in all categories of operating expenses.

  Fuel oil expense was $195.9 million in 1998 compared to $257.0 million in 1997 and $250.5 million in 1996. The decrease in fuel oil expense in 1998 was due primarily to lower fuel oil prices, partly offset by an increase in KWH generated. The increase in fuel oil expense in 1997 was due primarily to higher fuel oil prices. Fuel oil expense for 1996 increased by $43.5 million, due primarily to higher fuel oil prices and more KWH generated. In 1998, the Company paid an average of $19.14 per barrel for fuel oil, compared to $25.19 in 1997 and $24.08 in 1996.

--------------------------------------------------------------------------------

  Purchased power expense was $274.5 million in 1998 compared to $292.9 million in 1997 and $286.1 million in 1996. The decrease in purchased power expense in 1998 was due to lower fuel prices and fewer KWH purchased. Purchased power expense increased in both 1997 and 1996, due primarily to higher fuel oil prices and more KWH purchased. Purchased KWH provided approximately 36.6% of the total energy net generated and purchased in 1998 compared to 38.1% in 1997 and 37.3% in 1996.

  Other operation expenses totaled $143.0 million in 1998, compared to $149.0 million in 1997 and $142.7 million in 1996. The decrease in other operation expenses in 1998 was due primarily to lower pension costs and postretirement benefits costs resulting from changes in actuarial assumptions and from negotiated bargaining unit benefit changes. Other operation expenses increased in both 1997 and 1996, due primarily to higher IRP related costs, including full scale DSM program costs. HEI charges for general management, administrative and support services totaled $1.9 million in 1998, $2.2 million in 1997 and $2.3 million in 1996.

  Maintenance expenses in 1998 of $43.2 million decreased by $6.7 million from 1997 due primarily to less generating unit overhaul and corrective maintenance work. Maintenance expenses in 1997 of $49.9 million decreased by $2.4 million from 1996 due primarily to lower maintenance on the transmission and distribution systems on Oahu and lower production maintenance expenses for HELCO and MECO. Maintenance expenses in 1996 of $52.3 million increased by $5.1 million from 1995 due primarily to more underground fault repairs on the transmission and distribution systems on Oahu and higher production maintenance expenses for HELCO and MECO.

  Depreciation and amortization expense was up 4.4% in 1998 to $85.7 million, up 11.7% in 1997 to $82.0 million and up 8.6% in 1996 to $73.5 million. In all years, the increases reflect depreciation on additions to plant in service in the previous year. Major additions to plant in service included MECO's Maalaea-Lahaina 3rd 69-kv line and generation expansion projects on Lanai and Molokai in 1996, and HECO's Waiau-Campbell Industrial Park 138-kilovolt line and MECO's Maalaea-Naalae 69-kilovolt line in 1995.

  Taxes, other than income taxes, decreased by 8.1% in 1998 to $95.8 million, increased by 2.8% in 1997 to $104.2 million and increased by 9.1% in 1996 to $101.4 million. These taxes consist primarily of taxes based on revenues, and the decrease/increases in these taxes reflect the corresponding decrease/increases in each year's operating revenues.

Operating income

Operating income for 1998 increased 4.6% compared to 1997 due to lower other operation and maintenance expenses, partly offset by lower KWH sales and higher depreciation and amortization expenses and income taxes. Operating income for 1997 increased 2.1% compared to 1996 due in part to higher DSM program related shareholder incentives, partially offset by increased expenses. Operating income for 1996 increased 5.9% compared to 1995 due in part to higher KWH sales, rate increases and DSM program related shareholder incentives, partly offset by increased expenses.

Other income

Other income for 1998 totaled $16.8 million, compared to $19.0 million for 1997 and $20.7 million for 1996. The decreases in 1998 and 1997 were due primarily to lower Allowance for Equity Funds Used During Construction (AFUDC-Equity), reflecting lower average levels of construction in progress during the year, and less interest income on deferred IRP costs. Other income for 1996 increased by $4.4 million compared to 1995, due primarily to higher AFUDC-Equity and interest income on deferred IRP costs.

Interest and other charges

Interest and other charges for 1998 totaled $48.8 million, compared to $48.2 million for 1997 and $44.3 million for 1996. Interest on long-term debt increased by $1.0 million in 1998, $3.1 million in 1997 and $2.6 million in 1996. Interest and other charges included $4.2 million of preferred securities distributions by

--------------------------------------------------------------------------------

HECO's trust subsidiaries in 1998, and $3.1 million in 1997. See Note 4 in the "Notes to Consolidated Financial Statements" for a discussion of the preferred securities issued by the Trusts.

  The 1998 increase in interest on long-term debt was due to interest on drawdowns of tax-exempt special purpose revenue bond proceeds during 1998, and the full year's interest on the 1997 drawdowns of revenue bond proceeds. The 1998 increase was partially offset by lower revenue bond interest rates, and lower medium-term note interest. In April 1998, $57.5 million of 6 7/8% Refunding Series 1987 Special Purpose Revenue Bonds sold by the State of Hawaii Department of Budget and Finance on behalf of HECO, MECO and HELCO, were refinanced using the proceeds from 4.95% Refunding Series 1998A Special Purpose Revenue Bonds, sold in March 1998. In December 1998, HECO's 5.83% medium-term note in the principal amount of $30 million was retired.

  The 1997 increase in interest on long-term debt was due to interest on drawdowns of tax-exempt special purpose revenue bond proceeds during 1997, and the full year's interest on the 1996 drawdowns of revenue bond proceeds. The 1997 increase was partially offset by lower interest on first mortgage bonds resulting from the retirement in March 1997 of HECO's 5.75% Series O mortgage bonds in the principal amount of $13 million, and the early redemptions in November 1997 of MECO's 7.875% Series G and 7.75% Series H mortgage bonds totaling $7 million and in December 1997 of HECO's 7 5/8% Series S mortgage bonds in the principal amount of $10 million.

  The 1996 increase in interest on long-term debt was due to interest on drawdowns of tax-exempt special purpose revenue bond proceeds during 1996, and the full year's interest on the drawdowns of revenue bond proceeds in 1995. The 1996 increase was partially offset by lower medium-term note interest resulting from the retirement of HECO's 5.15% medium-term note of $20 million and MECO's 5.15% medium-term note of $10 million in December 1996.

  Other interest charges of $5.7 million for 1998 were $2.0 million lower than for 1997 due to lower interest on short-term borrowings as a result of lower borrowing levels during 1998. Other interest charges of $7.7 million for 1997 were $1.8 million lower than for 1996 due to lower interest on short-term borrowings as a result of lower borrowing levels during 1997, partially offset by higher interest rates. Other interest charges of $9.5 million for 1996 were $.5 million higher than for 1995 due to higher interest on short-term borrowings as a result of higher borrowing levels during the year, partially offset by lower interest rates.

Competition

The electric utility industry is becoming increasingly competitive. Independent power producers (IPPs) are well established in Hawaii and continue to actively pursue new projects. Customer self-generation, with or without cogeneration, has made inroads in Hawaii and is a continuing competitive factor. Competition in the generation sector in Hawaii is moderated, however, by the scarcity of generation sites, various permitting processes and lack of interconnections to other electric utilities. HECO has been able to compete successfully by offering customers economic alternatives that, among other things, employ energy efficient electrotechnologies such as the heat pump water heater.

  Legislation has been introduced in Congress that would restructure the electric utility industry with a view toward increasing competition by, for example, allowing customers to choose their generation supplier. Some of the bills would exempt Alaska and Hawaii. Also, the Department of Energy's proposed "Comprehensive Electricity Competition Act", submitted to Congress in June 1998, includes a provision that would permit states to "opt out" of the proposed retail competition deadline of not later than January 1, 2003.

  On December 30, 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. See Note 12 in the "Notes to Consolidated Financial Statements."

--------------------------------------------------------------------------------

Regulation of electric utility rates

The PUC has broad discretion in its regulation of the rates charged by HECO and its utility subsidiaries and in other matters. Any adverse decision and order (D&O) by the PUC concerning the level or method of determining electric utility rates, the authorized returns on equity or other matters, or any prolonged delay in rendering a D&O in a rate or other proceeding, could have a material adverse effect on the Company's financial condition and results of operations. Upon a showing of probable entitlement, the PUC is required to issue an interim D&O in a rate case within 10 months from the date of filing a completed application if the evidentiary hearing is completed (subject to extension for 30 days if the evidentiary hearing is not completed). There is no time limit for rendering a final D&O. Interim rate increases are subject to refund with interest, pending the final outcome of the case. Management cannot predict with certainty when D&Os in pending or future rate cases will be rendered or the amount of any interim or final rate increase that may be granted.

Recent rate requests

HECO and its utility subsidiaries initiate PUC proceedings from time to time to request electric rate increases to cover rising operating costs, the cost of purchased power and the cost of plant and equipment, including the cost of new capital projects to maintain and improve service reliability. As of February 17, 1999, the return on average common equity (ROACE) found by the PUC to be reasonable in the most recent final rate decision for each utility was 11.4% for HECO (effective December 11, 1995 and based on a 1995 test year), 11.65% for HELCO (effective April 2, 1997 and based on a 1996 test year) and 11.12% for MECO (effective December 23, 1997 and based on a 1997 test year).

Hawaii Electric Light Company, Inc.

  In March 1998, HELCO filed a request to increase rates 11.5%, or $17.3 million in annual revenues, based on a 1999 test year and a 12.5% ROACE, primarily to recover costs relating to (1) an agreement, which is subject to PUC approval, to buy power from Encogen's planned 60-megawatt (MW) plant and (2) adding two combustion turbines (CT-4 and CT-5) at HELCO's Keahole power plant. Depending on future developments with respect to the Encogen power purchase agreement and with respect to obtaining the necessary permits for CT-4 and CT-5, HELCO's test year 1999 rate increase application may be withdrawn, in which case a new application will be filed closer to the time when the new generation facilities are expected to be completed.

Maui Electric Company, Limited

  In January 1998, MECO filed a request to increase rates by 15.3%, or $22.4 million in annual revenues, based on a 12.75% ROACE and a 1999 test year, primarily to recover the costs related to the addition of a new generation unit in late 1998. In December 1998, MECO received an interim D&O, effective January 1, 1999, authorizing an 8.5%, or $11.7 million, increase in annual revenues, based on a ROACE of 11.12%, which was the ROACE authorized in MECO's prior rate case.

Energy cost adjustment clauses. The rate schedules of HECO, HELCO and MECO include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted-average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power. Accordingly, changes in fuel oil prices and certain components of purchased power costs are passed on to customers. In the December 30, 1997 D&O's approving HECO and its subsidiaries' fuel supply contracts, the PUC noted that, in light of the length of the fuel supply contracts and the relative stability of fuel prices, the need for the continued use of energy cost adjustment clauses will be the subject of investigation in a generic docket or in a future rate case. In their rate increase applications based on a 1999 test year, HELCO and MECO stated their position that the energy cost adjustment clause continues to be necessary.

Property damage reserve. In March 1995, the PUC opened a generic docket to investigate whether the public utilities in the State of Hawaii should be allowed to establish property damage reserves to cover the cost of damage to their facilities and equipment caused by catastrophic disasters. The Company's overhead

--------------------------------------------------------------------------------

transmission and distribution systems are susceptible to wind and earthquake damage, and its underground systems are susceptible to earthquake and flood damage. The overhead and underground transmission and distribution systems (with the exception of substation buildings and contents) have a replacement value roughly estimated at $2 billion and are uninsured because the amount of transmission and distribution system insurance available is limited and the premiums are extremely high. In March 1998, the PUC determined that it would not be in the best interests of ratepayers to allow the utilities to establish a ratepayer funded self-insured property damage reserve. In the order, the PUC stated that the relative responsibilities of ratepayers and shareholder's for the cost of restoration and repair of any damage caused by uninsured catastrophic natural disasters will be judged on the basis of the facts of each situation.

Commitments and Contingencies

See Note 12 in the "Notes to Consolidated Financial Statements."

Accounting for the effects of certain types of regulation

In accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company's financial statements reflect assets and costs based on current cost-based rate-making regulations. Management believes HECO and its subsidiaries' operations currently satisfy the SFAS No. 71 criteria. However, if events or circumstances should change so that those criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations, financial position, and/or liquidity would result. See
Note 7 in the "Notes to Consolidated Financial Statements".

Environmental matters

HECO and its subsidiaries are subject to environmental laws and regulations which could potentially impact the Company in terms of operating existing facilities, constructing and operating new facilities and ensuring the proper cleanup and disposal of hazardous waste and toxic substances. Management believes that the recovery through rates of most, if not all, of any costs incurred by HECO and its subsidiaries in complying with these environmental requirements would be allowed by the PUC. Based on information available to the Company, management is not aware of any contingent liabilities relating to environmental matters that would have a material adverse effect on the Company. See Note 12 in the "Notes to Consolidated Financial Statements."

Electric and magnetic fields

Research about the potential adverse health effects from exposure to electric and magnetic fields (EMF) is ongoing. Results have conflicted, but a definite relationship between EMF and health risks has not been demonstrated. The National Academy of Sciences examined more than 500 studies and found that "the current body of evidence does not show that exposure to EMFs presents a human-health hazard." Further, an extensive study released in 1997 by the National Cancer Institute and the Children's Cancer Group found no evidence of increased risk for childhood leukemia from EMF. HECO and its subsidiaries continue to participate in utility industry funded studies on EMF and, where technically feasible and economically reasonable, reduce EMF in the design and installation of new transmission and distribution facilities. Management cannot predict the impact the EMF issue may have on the Company in the future.

Year 2000 issue

The following discussion includes numerous forward-looking statements.  See
---------------------------------------------------------------------------
"Forward-Looking Information."
------------------------------

State of readiness. HECO and its subsidiaries have identified information technology (IT) and non-IT systems which will require Year 2000 remediation work. HECO has prioritized these systems by importance, business risk and Year 2000 exposure, allocating resources accordingly. Remediation work for each of the systems includes an assessment phase, a renovation and validation phase and an implementation phase. Overall, the assessment phase is substantially complete for HECO and its subsidiaries' systems and it is roughly estimated that 40% of the renovation and validation phase has been completed as of December 31, 1998, with

--------------------------------------------------------------------------------

lesser amounts of work completed on the implementation phase. The scheduled completion date for each system is before the date it is expected to encounter any Year 2000 impact (not later than September 1999).

  In December 1998, HECO and its subsidiaries replaced the majority of their business-critical applications with an integrated application suite that is represented to be Year 2000 ready. The installation of an integrated application suite has both simplified and lowered the cost of Year 2000 remediation efforts.

  HECO and its subsidiaries have identified third parties with whom they have significant relationships and are corresponding with these vendors and service providers to determine their Year 2000 readiness. Significant third parties include fuel suppliers, independent power producers, financial institutions and large customers. Letters have been sent to 282 vendors and 83% have responded to the inquiry. HECO has formed an Oahu Power Partners Year 2000 Group to provide a forum to share information among HECO, independent power producers and fuel suppliers. HECO has contracted with two of its major vendors of power plant equipment for their services in assessing, remediating and testing their installed control systems. HECO and these vendors have completed remediation of seven of HECO's 16 generating units and have tested three of the seven.

Costs. HECO management believes that the cost to remediate its systems to become Year 2000 ready will not have a material adverse effect on consolidated HECO's financial condition, results of operations or liquidity. The total cost of initiatives undertaken primarily for Year 2000 remediation is estimated at $2 million, of which $0.3 million has been incurred through December 31, 1998.

Risks.  The Year 2000 remediation effort addresses two distinct areas of risk--
(1) electric systems, which deliver power to customers, and (2) business systems, which handle data processing. Importantly, neither the generation nor distribution systems are fully dependent on automated control systems. Because HECO and its subsidiaries have the capability to manually control the generation and dispatching of power and have some degree of diversity and redundancy in their systems, HECO believes the most reasonably likely worst case scenario would be brief, localized power outages and billing, collection and/or reporting errors or delays.

Contingency plans. Contingency plans in the event of a Year 2000 problem are being developed for HECO and its subsidiaries. HECO and its subsidiaries will have personnel on standby at midnight on December 31, 1999 and on other critical dates in 1999 and 2000, as deemed necessary. Work crews will be able to manually operate equipment, making a prolonged power outage unlikely.

Effects of inflation

U.S. inflation, as measured by the U.S. Consumer Price Index, averaged 1.6% in 1998, 2.3% in 1997 and 3.0% in 1996. Hawaii inflation, as measured by the Honolulu Consumer Price Index, averaged an estimated (0.2)% in 1998, 0.7% in 1997 and 1.5% in 1996. Although the rate of inflation over the past three years has been relatively low compared with the late 1970's and early 1980's, inflation continues to have an impact on the Company's operations.

  Inflation increases operating costs and the replacement cost of assets. With significant physical assets, HECO and its subsidiaries replace assets at much higher costs and must request and obtain rate increases to maintain adequate earnings. In the past, the PUC has generally approved rate increases to cover the effects of inflation. In 1999, 1997 and 1996, the electric utilities received rate increases, in part to cover increases in construction costs and operating expenses due to inflation.

Accounting changes

See Note 1 in the "Notes to Consolidated Financial Statements."

--------------------------------------------------------------------------------

Liquidity and capital resources
-------------------------------------------------------------------------------

The Company believes that its ability to generate cash, both internally from operations and externally from debt and equity issues, is adequate to maintain sufficient liquidity to fund its construction programs and to cover debt and other cash requirements in the foreseeable future.

  Capital expenditures requiring the use of cash, as shown on the "Consolidated Statements of Cash Flows," totaled approximately $131.9 million in 1998, of which $70.7 million was attributable to HECO, $38.3 million to HELCO and $22.9 million to MECO. Approximately 71% of the total 1998 capital expenditures was for transmission and distribution projects, including HECO's Honolulu City Line and Kamehameha Highway Conversion projects and, approximately 29% was for generation and general plant projects, including MECO's Maalaea and HELCO's Keahole combustion turbines. Cash contributions in aid of construction received in 1998 totaled $7.9 million.

  In 1998, the Company's investing activities used $122.5 million in cash, primarily for capital expenditures. Proceeds from the issuance of long-term debt of $81.7 million were used to refund special purpose revenue bonds, to fund capital expenditures and other cash requirements. Cash provided from financing activities also included issuance by HECO Capital Trust II of $50.0 million of HECO obligated mandatory redeemable preferred securities, the proceeds of which were loaned to the utilities to finance their preferred stock redemptions in January 1999. Financing activities used cash for common and preferred stock dividends of $66.0 million. Short-term borrowings increased by $43.8 million. Operating activities provided $157.7 million toward cash requirements of financing activities and capital expenditures.

  The Companies' consolidated requirements for funds in the years 1999 through 2003, including net capital expenditures, long-term debt retirements and sinking fund requirements, are currently estimated to total $660 million. HECO's consolidated internal sources, after payment of common stock and preferred stock dividends, are currently expected to provide approximately 78% of the $660 million in total requirements, with debt and equity financing providing the remaining requirements. As of December 31, 1998, $29.7 million of proceeds from previous sales by the Department of Budget and Finance of the State of Hawaii of special purpose revenue bonds issued for the benefit of HECO, MECO and HELCO remained undrawn. Also as of December 31, 1998, an additional $88 million of special purpose revenue bonds were authorized by the Hawaii Legislature for issuance by the Department of Budget and Finance of the State of Hawaii for the benefit of HECO and MECO prior to the end of 1999 and an additional $100 million of revenue bonds was authorized for issuance for the benefit of HECO and HELCO prior to the end of 2003. HECO estimates that it will require approximately $28 million in new common equity, in addition to retained earnings, over the five-year period 1999 through 2003. The PUC must approve issuances of long-term securities for HECO, HELCO and MECO.

  Capital expenditures include the costs of projects which are required to meet expected load growth, to improve reliability and to replace and upgrade existing equipment. Net capital expenditures, for the five-year period 1999 through 2003, are currently estimated to total $608 million. Approximately 75% of forecast gross capital expenditures, including AFUDC and capital expenditures funded by third-party cash contributions in aid of construction, is for transmission and distribution projects, with the remaining 25% primarily for generation projects. At December 31, 1998, purchase commitments other than those related to fuel and power purchase contracts amounted to approximately $64 million, including amounts for construction projects. See Note 12 in the "Notes to Consolidated Financial Statements" for a discussion of purchase commitments, including commitments for fuel contracts, power purchase agreements and construction projects.

--------------------------------------------------------------------------------

  For 1999, net capital expenditures are estimated to be $142 million. Gross capital expenditures are estimated to be $157 million, comprised of approximately $120 million for transmission and distribution projects, approximately $12 million for new generation projects and approximately $25 million for general plant and existing generation projects. Drawdowns of proceeds from previous and future sales of tax-exempt special purpose revenue bonds, sales of common stock to HEI, and the generation of funds from internal sources are expected to provide the cash needed for the net capital expenditures.

  Capital expenditure estimates and the timing of construction projects are reviewed periodically by management and may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of KWH sales and peak load, the availability of purchased power, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate increases, escalation in construction costs, DSM programs and requirements of environmental and other regulatory and permitting authorities.

  In February 1999, Standard & Poor's (S&P) and Moody's Investors Service's (Moody's) ratings of HECO's outstanding securities were as follows:

                                                  S&P       Moody's
-------------------------------------------------------------------------------

Commercial paper...............................   A-2       P-2

Revenue bonds..................................   BBB+      Baa1

HECO-obligated preferred securities of trust
 subsidiaries..................................   BBB-      baa1

Cumulative preferred stock.....................   BBB-      baa2

-------------------------------------------------------------------------------

The above ratings are not recommendations to buy, sell or hold any securities; such ratings may be subject to revision or withdrawal at any time by the rating agencies; and each rating should be evaluated independently of any other rating.


The Company's management cannot predict with certainty future rating agency actions or their effects on the future cost of capital to the Company.

Quantitative and Qualitative Disclosures about Market Risk
-------------------------------------------------------------------------------
  The Company manages various market risks in the ordinary course of business, including credit risk, liquidity risk and commodity price risk, and believes its exposures to these risks are not material as of December 31, 1998. However, the Company considers interest rate risk to be a very significant market risk as it could potentially have a significant effect on the Company's financial condition and results of operations. Interest rate risk can be defined as the exposure of the Company's earnings to adverse movements in interest rates. Because the Company does not have a portfolio of trading assets, the Company is not exposed to market risk from trading activities. The Company does not currently use derivatives to manage interest rate risk. The Company's general policy is to manage interest rate risk through use of a combination of short- and long-term debt and preferred securities. The table below provides information about the Company's market sensitive financial instruments in U.S. dollars, including contractual balances at the expected maturity dates as well as the estimated fair values as of December 31, 1998, and constitutes a "forward-looking statement."

  See Note 16 in the "Notes to Consolidated Financial Statements" for descriptions of the methods and assumptions used to estimate fair value of each applicable class of financial instruments.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                     Expected maturity                December 31, 1998
-------------------------------------------------------------------------------------------------------
                                                                                      Estimated
                                                                  There-                fair
(dollars in millions)      1999    2000    2001    2002    2003    after    Total       value
-------------------------------------------------------------------------------------------------------
Interest-sensitive
liabilities
Short-term borrowings      $134      --      --      --      --      --     $134         $134
    Average interest
    rate                    6.0%     --      --      --      --      --      6.0%

Long-term debt
Fixed rate                   --      --      --      $2      $3    $617     $622         $655
    Average interest
    rate                     --      --      --     7.9%    7.8%    6.2%     6.3%

HECO obligated
preferred securities
of trust subsidiaries        --      --      --      --      --    $100     $100         $ 97
    Average distribu-
    tion rate                --      --      --      --      --     7.7%     7.7%

Cumulative preferred
stock subject to
mandatory redemption        $33      --      --      --      --      --      $33          $34
    Average dividend
    rate                    8.5%     --      --      --      --      --      8.5%



Forward-Looking Information
---------------------------

This report and other presentations made by HECO and its subsidiaries (collectively, "the Company") contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Except for historical information contained herein, the matters set forth are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the effect of international, national and local economic conditions, including the condition of the Hawaii tourist and construction industries; product demand and market acceptance risks; the effects of weather and natural disasters; increasing competition in the electric utility industry; capacity and supply constraints or difficulties; new technological developments; governmental and regulatory actions, including decisions in rate cases and on permitting issues; the results of financing efforts; the timing and extent of changes in interest rates; and the risks associated with the installation of new computer systems and the avoidance of Year 2000 problems. Investors are also referred to other risks and uncertainties discussed elsewhere in this Annual Report and in other periodic reports previously and subsequently filed by HECO with the Securities and Exchange Commission.

Consolidated Statements of Income
-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                           1998          1997          1996
-------------------------------------------------------------------------------------------
(in thousands)

Operating revenues..........................   $1,008,899    $1,098,755    $1,071,426
                                               ----------    ----------    ----------
Operating expenses:
Fuel oil....................................      195,940       257,002       250,544
Purchased power.............................      274,450       292,852       286,077
Other operation.............................      142,992       148,959       142,699
Maintenance.................................       43,183        49,858        52,305
Depreciation and amortization...............       85,655        82,017        73,453
Taxes, other than income taxes..............       95,808       104,232       101,387
Income taxes................................       54,719        52,795        56,170
                                               ----------    ----------    ----------
                                                  892,747       987,715       962,635
                                               ----------    ----------    ----------
Operating income............................      116,152       111,040       108,791
                                               ----------    ----------    ----------
Other income:
Allowance for equity funds used during
 construction...............................       10,106        10,864        11,741
Other, net..................................        6,726         8,178         8,934
                                               ----------    ----------    ----------
                                                   16,832        19,042        20,675
                                               ----------    ----------    ----------
Income before interest and other charges....      132,984       130,082       129,466
                                               ----------    ----------    ----------
Interest and other charges:
Interest on long-term debt..................       40,749        39,783        36,645
Amortization of net bond premium and
 expense....................................        1,469         1,313         1,302
Other interest charges......................        5,703         7,682         9,504
Allowance for borrowed funds used during
 construction...............................       (5,915)       (6,190)       (5,862)
Preferred stock dividends of subsidiaries...        2,551         2,593         2,664
Preferred securities distributions of
 trust subsidiaries.........................        4,197         3,052            --
                                               ----------    ----------    ----------
                                                   48,754        48,233        44,253
                                               ----------    ----------    ----------
Income before preferred stock dividends
 of HECO....................................       84,230        81,849        85,213
Preferred stock dividends of HECO...........        3,454         3,660         3,865
                                               ----------    ----------    ----------
Net income for common stock.................   $   80,776    $   78,189    $   81,348
                                               ==========    ==========    ==========



Consolidated Statements of Retained Earnings
-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                                  1998          1997            1996
-----------------------------------------------------------------------------------------------------
(in thousands)

Retained earnings, beginning of year...............     $387,582      $367,770       $343,425
Net income for common stock........................       80,776        78,189         81,348
Common stock dividends.............................      (62,522)      (58,377)       (57,003)
                                                        --------      --------       --------

Retained earnings, end of year.....................     $405,836      $387,582       $367,770
                                                        ========      ========       ========

See accompanying "Notes to Consolidated Financial Statements."

Consolidated Balance Sheets
--------------------------------------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

December 31                                                                 1998                   1997
--------------------------------------------------------------------------------------------------------------
(in thousands)
Assets
Utility plant, at cost:
Land..................................................................  $   30,312              $   32,222
Plant and equipment...................................................   2,750,487               2,559,655
Less accumulated depreciation.........................................    (982,172)               (904,781)
Plant acquisition adjustment, net.....................................         510                     562
Construction in progress..............................................     144,035                 205,447
                                                                        ----------              ----------
   Net utility plant..................................................   1,943,172               1,893,105
                                                                        ----------              ----------

Current assets:
Cash and equivalents..................................................      54,783                   1,676
Customer accounts receivable, net.....................................      69,170                  69,378
Accrued unbilled revenues, net........................................      43,445                  45,980
Other accounts receivable, net........................................       4,082                   4,195
Fuel oil stock, at average cost.......................................      16,778                  25,058
Materials and supplies, at average cost...............................      17,266                  18,975
Prepayments and other.................................................       3,858                   3,335
                                                                        ----------              ----------
   Total current assets...............................................     209,382                 168,597
                                                                        ----------              ----------

Other assets:
Regulatory assets.....................................................     108,344                 101,809
Unamortized debt expense..............................................      12,549                  13,085
Long-term receivables and other.......................................      37,806                  35,718
                                                                        ----------              ----------
   Total other assets.................................................     158,699                 150,612
                                                                        ----------              ----------

                                                                        $2,311,253              $2,212,314
                                                                        ==========              ==========

Capitalization and liabilities
Capitalization (see Consolidated Statements of Capitalization):
Common stock equity...................................................  $  786,567              $  769,235
Cumulative preferred stock:
 Not subject to mandatory redemption..................................      34,293                  48,293
 Subject to mandatory redemption......................................        --                    33,175
HECO obligated mandatorily redeemable trust preferred
 securities of subsidiary trusts holding solely
 HECO and HECO-guaranteed debentures..................................     100,000                  50,000
Long-term debt, net...................................................     621,998                 597,621
                                                                        ----------              ----------
    Total capitalization..............................................   1,542,858               1,498,324
                                                                        ----------              ----------

Current liabilities:
Long-term debt due within one year....................................        --                    30,000
Preferred stock sinking fund and optional redemption
 payments.............................................................      47,080                   2,595
Short-term borrowings-nonaffiliates...................................     133,863                  95,181
Short-term borrowings-affiliate.......................................       5,550                     400
Accounts payable......................................................      40,008                  49,805
Interest and preferred dividends payable..............................      11,214                  12,225
Taxes accrued.........................................................      58,335                  59,952
Other.................................................................      30,166                  21,633
                                                                        ----------              ----------
    Total current liabilities.........................................     326,216                 271,791
                                                                        ----------              ----------

Deferred credits and other liabilities:
Deferred income taxes.................................................     128,327                 125,509
Unamortized tax credits...............................................      48,130                  48,675
Other.................................................................      66,818                  70,419
                                                                        ----------              ----------
    Total deferred credits and other liabilities......................     243,275                 244,603
                                                                        ----------              ----------

Contributions in aid of construction..................................     198,904                 197,596
                                                                        ----------              ----------

                                                                        $2,311,253              $2,212,314
                                                                        ==========              ==========

See accompanying "Notes to Consolidated Financial Statements."

Consolidated Statements of Capitalization
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

December 31                                                                 1998                  1997
----------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

Common stock equity:
Common stock of $6 2/3 par value.
 Authorized: 50,000,000 shares. Outstanding:
 1998 and 1997, 12,805,843 shares........................................... $ 85,387            $ 85,387
Premium on capital stock....................................................  295,344             296,266
Retained earnings...........................................................  405,836             387,582
                                                                             --------            --------

    Common stock equity.....................................................  786,567             769,235
                                                                             --------            --------

Cumulative preferred stock:
 Authorized: 5,000,000 shares of $20 par
 value and 7,000,000 shares of $100 par value.
 Outstanding: 1998, 1,705,457 shares and 1997,
 1,732,357 shares.

                                                   Shares
                                                 outstanding
                  Par                            December 31,
Series           value                               1998
---------------------------------------------------------------
Series not subject to mandatory redemption:

C-4 1/4%        $ 20 (HECO)...................    150,000...................    3,000               3,000
D-5%              20 (HECO)...................     50,000...................    1,000               1,000
E-5%              20 (HECO)...................    150,000...................    3,000               3,000
H-5 1/4%          20 (HECO)...................    250,000...................    5,000               5,000
I-5%              20 (HECO)...................     89,657...................    1,793               1,793
J-4 3/4%          20 (HECO)...................    250,000...................    5,000               5,000
K-4.65%           20 (HECO)...................    175,000...................    3,500               3,500
M-8.05%          100 (HECO)...................     80,000...................    8,000               8,000
A-8 7/8%         100 (HELCO)..................     30,000...................    3,000               3,000
G-7 5/8%         100 (HELCO)..................     70,000...................    7,000               7,000
A-8%             100 (MECO)...................     20,000...................    2,000               2,000
B-8 7/8%         100 (MECO)...................     10,000...................    1,000               1,000
H-7 5/8%         100 (MECO)...................     50,000...................    5,000               5,000
                                                ---------                    --------            --------
                                                1,374,657                      48,293              48,293
                                                =========

Less optional redemption payments due within
 one year...................................................................   14,000                 --
                                                                             --------            --------
                                                                               34,293              48,293
                                                                             --------            --------
Series subject to mandatory redemption:

Q-7.68%         $100 (HECO)...................     76,000...................    7,600               8,000
R-8.75%          100 (HECO)...................    130,000...................   13,000              15,000
D-12 3/4%        100 (HELCO)..................      4,500...................      450                 500
E-12.25%         100 (HELCO)..................      5,500...................      550                 600
F-8.5%           100 (HELCO)..................     60,000...................    6,000               6,000
D-8 3/4%         100 (MECO)...................      4,800...................      480                 670
G-8.5%           100 (MECO)...................     50,000...................    5,000               5,000
                                                ---------                    --------            --------
                                                  330,800                      33,080              35,770
                                                =========

Less sinking fund and optional redemption
 payments due within one year...............................................   33,080               2,595
                                                                             --------            --------

                                                                                  --               33,175
                                                                             --------            --------

    Cumulative preferred stock..............................................  $34,293             $81,468
                                                                             --------            --------

See accompanying "Notes to Consolidated Financial Statements."
                                                                                                 (Continued)

Consolidated Statements of Capitalization, continued
-----------------------------------------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

December 31                                                                               1998           1997
-----------------------------------------------------------------------------------------------------------------
(in thousands)

HECO obligated mandatorily redeemable trust preferred
 securities of subsidiary trusts holding solely HECO
 and HECO-guaranteed debentures......................................................   $  100,000   $   50,000
                                                                                        ----------   ----------

Long-term debt:
First mortgage bonds:
 HELCO: 7 3/4-7 7/8%, due 2002 through 2003..........................................        5,000        5,000
                                                                                        ----------   ----------

Obligations to the State of Hawaii for the repayment
of Special Purpose Revenue Bonds:
 HECO, 4.95%, refunding series 1998A, due 2012.......................................       42,580         --
 HELCO, 4.95%, refunding series 1998A, due 2012......................................        7,200         --
 MECO, 4.95%, refunding series 1998A, due 2012.......................................        7,720         --
 HECO, 5.65%, series 1997A, due 2027.................................................       50,000       50,000
 HELCO, 5.65%, series 1997A, due 2027................................................       30,000       30,000
 MECO, 5.65%, series 1997A, due 2027.................................................       20,000       20,000
 HECO, 5 7/8%, series 1996B, due 2026................................................       14,000       14,000
 HELCO, 5 7/8%, series 1996B, due 2026...............................................        1,000        1,000
 MECO, 5 7/8%, series 1996B, due 2026................................................       35,000       35,000
 HECO, 6.20%, series 1996A, due 2026.................................................       48,000       48,000
 HELCO, 6.20%, series 1996A, due 2026................................................        7,000        7,000
 MECO, 6.20%, series 1996A, due 2026.................................................       20,000       20,000
 HECO, 6.60%, series 1995A, due 2025.................................................       40,000       40,000
 HELCO, 6.60%, series 1995A, due 2025................................................        5,000        5,000
 MECO, 6.60%, series 1995A, due 2025.................................................        2,000        2,000
 HECO, 5.45%, series 1993, due 2023..................................................       50,000       50,000
 HELCO, 5.45%, series 1993, due 2023.................................................       20,000       20,000
 MECO, 5.45%, series 1993, due 2023..................................................       30,000       30,000
 HECO, 6.55%, series 1992, due 2022..................................................       40,000       40,000
 HELCO, 6.55%, series 1992, due 2022.................................................       12,000       12,000
 MECO, 6.55%, series 1992, due 2022..................................................        8,000        8,000
 HECO, 7 3/8%, series 1990C, due 2020................................................       25,000       25,000
 HELCO, 7 3/8%, series 1990C, due 2020...............................................       10,000       10,000
 MECO, 7 3/8%, series 1990C, due 2020................................................       20,000       20,000
 HECO, 7.60%, series 1990B, due 2020.................................................       21,000       21,000
 HELCO, 7.60%, series 1990B, due 2020................................................        4,000        4,000
 HECO, 7.35%, series 1990A, due 2020.................................................       16,000       16,000
 HELCO, 7.35%, series 1990A, due 2020................................................        3,000        3,000
 MECO, 7.35%, series 1990A, due 2020.................................................        1,000        1,000
 HECO, 7 5/8%, series 1988, due 2018.................................................       30,000       30,000
 HELCO, 7 5/8%, series 1988, due 2018................................................       11,000       11,000
 MECO,  7 5/8%, series 1988, due 2018................................................        9,000        9,000
 HECO, 6 7/8%, refunding series 1987, refunded in 1998...............................         --         42,580
 HELCO, 6 7/8%, refunding series 1987, refunded in 1998 .............................         --          7,200
 MECO, 6 7/8%, refunding series 1987, refunded in 1998...............................         --          7,720
 HELCO, 7.20%, series 1984, due 2014.................................................       11,400       11,400
                                                                                        ----------   ----------
                                                                                           650,900      650,900
 Less funds on deposit with trustees.................................................       29,684       53,899
                                                                                        ----------   ----------
      Total obligations to the State of Hawaii.......................................      621,216      597,001
                                                                                        ----------   ----------

Other long-term debt - unsecured:
 HECO, 5.83% note, paid in 1998......................................................         --         30,000
                                                                                        ----------   ----------
      Total long-term debt...........................................................      626,216      632,001
Less unamortized discount............................................................        4,218        4,380
Less amounts due within one year.....................................................         --         30,000
                                                                                        ----------   ----------

    Long-term debt, net..............................................................      621,998      597,621
                                                                                        ----------   ----------

      Total capitalization...........................................................   $1,542,858   $1,498,324
                                                                                        ==========   ==========

See accompanying "Notes to Consolidated Financial Statements."

Consolidated Statements of Cash Flows
----------------------------------------------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                                                    1998           1997           1996
-----------------------------------------------------------------------------------------------------------------------
(in thousands)

Cash flows from operating activities:
Income before preferred stock dividends of
  HECO...............................................................   $  84,230       $  81,849      $  85,213
Adjustments to reconcile income before
    preferred stock dividends of HECO to
    net cash provided by operating activities:
    Depreciation and amortization of property,
      plant and equipment............................................      85,655          82,017         73,453
    Other amortization...............................................       7,829           9,931          9,198
    Deferred income taxes............................................       2,944           5,894          2,690
    Tax credits, net.................................................       1,083           2,661          3,346
    Allowance for equity funds used during
      construction...................................................     (10,106)        (10,864)       (11,741)
    Changes in assets and liabilities:
      Decrease (increase) in accounts receivable.....................         321           7,184         (7,704)
      Decrease (increase) in accrued unbilled
        revenues.....................................................       2,535          (2,254)           (31)
      Decrease (increase) in fuel oil stock..........................       8,280           3,432        (15,021)
      Decrease (increase) in materials and
        supplies.....................................................       1,709             (33)         1,596
      Increase in regulatory assets..................................      (4,447)         (4,910)          (418)
      Increase (decrease) in accounts
        payable......................................................      (9,797)        (16,257)        17,371
      Other..........................................................     (12,495)        (16,691)       (15,177)
                                                                        ---------       ---------      ---------

Net cash provided by operating activities............................     157,741         141,959        142,775
                                                                        ---------       ---------      ---------

Cash flows from investing activities:
Capital expenditures.................................................    (131,895)       (122,140)      (188,161)
Contributions in aid of construction.................................       7,910           7,089          9,674
Payments on notes receivable.........................................       1,531           2,291          1,256
                                                                        ---------       ---------      ---------

Net cash used in investing activities................................    (122,454)       (112,760)      (177,231)
                                                                        ---------       ---------      ---------

Cash flows from financing activities:
Common stock dividends...............................................     (62,522)        (58,377)       (57,003)
Preferred stock dividends............................................      (3,454)         (3,660)        (3,865)
Proceeds from issuance of HECO obligated
   mandatorily redeemable trust preferred securities
   of subsidiary trusts..............................................      50,000          50,000           --
Preferred securities distributions of trust
   subsidiaries......................................................      (4,197)         (3,052)          --
Proceeds from issuance of common stock...............................         --              --          30,000
Proceeds from issuance of long-term debt.............................      81,716          55,233        114,886
Repayment of long-term debt..........................................     (87,500)        (30,000)       (30,000)
Redemption of preferred stock........................................      (2,690)         (3,185)        (2,795)
Net increase (decrease) in short-term
   borrowings from nonaffiliates and
   affiliate with original maturities
   of three months or less...........................................      43,832         (30,339)       (12,833)
Other................................................................       2,635          (4,966)        (3,131)
                                                                        ---------       ---------      ---------

Net cash provided by (used in) financing
   activities........................................................      17,820         (28,346)        35,259
                                                                        ---------       ---------      ---------

Net increase in cash and equivalents.................................      53,107             853            803
Cash and equivalents, beginning of year..............................       1,676             823             20
                                                                        ---------       ---------      ---------

Cash and equivalents, end of year....................................   $  54,783       $   1,676      $     823
                                                                        =========       =========      =========

See accompanying "Notes to Consolidated Financial Statements."

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

--------------------------------------------------------------------------------

1.  Summary of significant accounting policies
--------------------------------------------------------------------------------

General

Hawaiian Electric Company, Inc. is engaged in the business of generating, purchasing, transmitting, distributing and selling electric energy on the island of Oahu and, through its two electric utility subsidiaries, on the islands of Hawaii, Maui, Lanai and Molokai in the State of Hawaii.

Basis of presentation

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ significantly from those estimates.

  Material estimates that are particularly susceptible to significant change include the amounts reported for regulatory assets and pension and other postretirement benefit obligations.

Consolidation

The consolidated financial statements include the accounts of Hawaiian Electric Company, Inc. (HECO) and its wholly owned subsidiaries (collectively, the "Company"), Maui Electric Company, Limited (MECO), Hawaii Electric Light Company, Inc. (HELCO), HECO Capital Trust I and HECO Capital Trust II (Trusts). HECO is a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (HEI).

  All significant intercompany accounts and transactions have been eliminated in consolidation.

Regulation by the Public Utilities Commission of the State of Hawaii (PUC)

The Company is regulated by the PUC and accounts for the effects of regulation under Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." The actions of regulators can affect the timing of recognition of revenues, expenses, assets and liabilities.

Property, plant and equipment

Property, plant and equipment are reported at cost. Self-constructed plant includes applicable engineering, supervision, administrative and general expenses, and an allowance for the cost of funds used during the construction period. Upon the ordinary retirement or sale of electric utility plant, no gain or loss is recognized. The cost of the plant retired or sold and the cost of removal (net of salvage obtained) are charged to accumulated depreciation.

Contributions in aid of construction

The Company receives contributions from customers for special construction requirements. As directed by the PUC, the Company amortizes contributions on a straight-line basis over 30 years as an offset against depreciation expense.

Revenues

Revenues are based on rates authorized by the PUC and include revenues applicable to energy consumed in the accounting period but not yet billed to the customers. Revenue amounts recorded pursuant to a PUC interim order are subject to refund, with interest, pending a final order.

  The rate schedules of the Company include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power.

Retirement benefits

Pension and other postretirement benefits costs are charged primarily to expense and electric utility plant. The Company's policy is to fund pension costs in amounts consistent with the requirements of the Employee Retirement Income Security

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

-------------------------------------------------------------------------------

Act of 1974. Certain health care and/or life insurance benefits are provided to eligible retired employees and the employees' beneficiaries and covered dependents. See Note 11.

Depreciation

Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. Electric utility plant has useful lives ranging from 20 to 45 years for production plant, from 25 to 50 years for transmission and distribution plant and from 8 to 45 years for general plant. The composite annual depreciation rate was 3.9% in 1998 and 1997 and 3.8% in 1996.

Premium, discount and expense

The expenses of issuing long-term debt securities and the premiums or discounts at which they were sold are amortized against income over the terms of the respective securities. Unamortized issue costs and discounts or premiums on long-term debt retired prior to maturity are classified as regulatory assets or liabilities and are amortized over the remaining term of the retired debt.

Allowance for funds used during construction (AFUDC)

AFUDC is an accounting practice whereby the costs of debt and equity funds used to finance plant construction are removed from the statement of income and charged to construction in progress on the balance sheet. This procedure removes the effect of the costs of financing construction activity from the income statement and treats such costs in the same manner as construction labor and material costs.

  The weighted average AFUDC rate was 8.9% in 1998, 9.0% in 1997 and 9.2% in 1996, and reflected quarterly compounding.

Environmental expenditures

The Company is subject to numerous federal and state statutes and governmental regulations pertaining to the environment. In general, environmental contamination treatment costs are charged to expense, unless it is probable that the PUC would allow such costs to be recovered in future rates. Also, environmental costs are capitalized if: the costs extend the life, increase the capacity, or improve the safety or efficiency of property; the costs mitigate or prevent future environmental contamination; or the costs are incurred in preparing the property for sale. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Corresponding regulatory assets are recorded when it is probable the PUC would allow such costs to be recovered in future rates.

Income taxes

HECO and its subsidiaries are included in the consolidated income tax returns of HECO's parent, HEI. Income tax expense has been computed for financial statement purposes as if HECO and its subsidiaries filed separate consolidated HECO income tax returns.

  Deferred income tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such deferred tax assets or liabilities are realized or settled.

  Federal and state tax credits are deferred and amortized over the estimated useful lives of the properties which qualified for the credits.

Cash flows

The Company considers cash on hand, deposits in banks, money market accounts, certificates of deposit, short-term commercial paper and reverse repurchase agreements, with original maturities of three months or less to be cash and equivalents.

------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
------------------------------------------------------------------------------
Accounting changes

Comprehensive income.  In June 1997, the Financial Accounting Standards Board
(FASB) issued SFAS No. 130, "Reporting Comprehensive Income." The Company adopted SFAS No. 130 in the first quarter of 1998, but had no material "other" comprehensive income items for the years presented in the statements of income or accumulated as of the balance sheet dates presented.

Segments of an enterprise and related information. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company adopted SFAS No. 131 in the first quarter of 1998. No modification to the Company's reporting segments was required.

Costs of computer software developed or obtained for internal use and start-up activities. In March 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires that certain costs, including certain payroll and payroll-related costs, be capitalized and amortized over the estimated useful life of the software. In April 1998, the AICPA Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which requires that costs of start-up activities, including organization costs, be expensed as incurred. The provisions of SOP 98-1 and SOP 98-5 are effective for fiscal years beginning after December 15, 1998 and earlier application is encouraged. The Company adopted SOP 98-1 and SOP 98-5 effective January 1, 1999. The adoption of SOP 98-1 and SOP 98-5 did not have a material effect on the Company's financial condition, results of operations or liquidity.

Derivative instruments and hedging activities. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The provisions of SFAS No. 133 are effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and earlier application is encouraged. The Company will adopt SFAS No. 133 on January 1, 2000, but has not yet determined the impact of adoption.

Reclassifications
Certain reclassifications have been made to prior years' financial statements to conform to the 1998 presentation.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
--------------------------------------------------------------------------------
2.  Cumulative preferred stock
--------------------------------------------------------------------------------

The following series of cumulative preferred stock are redeemable only at the option of the respective company and are subject to voluntary liquidation provisions as follows:

                                                                                  Voluntary
                                                                                 liquidation         Redemption
                                                                                    price               price
                                                                                 December 31,        December 31,
Series                                                                              1998                1998
------------------------------------------------------------------------------------------------------------------
C, D, E, H, J and K (HECO).....................................................   $ 20.00            $ 21.00
I (HECO).......................................................................     20.00              20.00
M (HECO).......................................................................    100.00             101.00
A (HELCO)......................................................................    101.00             101.00
G (HELCO)......................................................................    100.00               --
A and B (MECO).................................................................    101.00             101.00
H (MECO).......................................................................    100.00               --
------------------------------------------------------------------------------------------------------------------

  On December 15, 1998, the Company announced that it would redeem all outstanding shares of four series of the above cumulative preferred stock.

  In January 1999, HECO redeemed all 80,000 shares of its Series M preferred stock, HELCO redeemed all 30,000 shares of its Series A preferred stock and MECO redeemed all 20,000 and 10,000 shares of its Series A and Series B preferred stock, respectively.

  HELCO's series G and MECO's series H preferred stock may not be redeemed by the respective subsidiary prior to December 2003.

  The following series of cumulative preferred stock are subject to mandatory sinking fund, voluntary liquidation and optional redemption provisions as indicated below:



                                             Annual sinking fund provision     Voluntary       Optional
                                            -------------------------------   liquidation     redemption
                                            Number of shares                     price          price
                                            ----------------   Commencement   December 31,   December 31,
Series                                      Minimum   Maximum     date           1998           1998
------------------------------------------------------------------------------------------------------------------
Q (HECO).................................    4,000     4,000      1/15/93        $100.00       $108.56
R (HECO).................................   10,000    20,000      1/15/95         100.00        103.50
D (HELCO)................................      500       500     10/15/88         104.78        104.25
E (HELCO)................................      500       500     10/15/90         105.33        104.79
F (HELCO)................................   10,000    20,000      1/15/00         100.00        103.04
D (MECO).................................      950     1,900      7/15/89         101.00        101.00
G (MECO).................................    8,333    16,667      1/15/00         100.00        103.04
------------------------------------------------------------------------------------------------------------------

  Shares redeemed under the annual sinking fund provisions are redeemable at par value of $100.

  Under optional redemption provisions, shares are redeemable at the option of the respective company at redemption prices shown above. In the event of voluntary liquidation, preferred shareholders would be entitled, insofar as the assets of the Company would permit, to the liquidation prices shown above.

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
-------------------------------------------------------------------------------
   On December 15, 1998, the Company announced that it would redeem all outstanding shares of seven series of cumulative preferred stock, subject to mandatory sinking fund provisions.

  In January 1999, HECO redeemed all 76,000 and 130,000 shares of its Series Q and R preferred stock, respectively. Of the outstanding Series Q preferred stock, 4,000 shares were redeemed under applicable sinking fund provisions and the remaining 72,000 shares were redeemed at the December 31, 1998 optional redemption price. Of the outstanding Series R preferred stock, 20,000 shares were redeemed under applicable sinking fund provisions and the remaining 110,000 shares were redeemed at the December 31, 1998 optional redemption price. HELCO redeemed all 4,500, 5,500 and 60,000 shares of its Series D, E and F preferred stock, respectively, at the December 31, 1998 optional redemption price. MECO redeemed all 4,800 and 50,000 shares of its Series D and G preferred stock, respectively, at the December 31, 1998 optional redemption price.

  The total sinking fund and optional redemption payments in January 1999 amounted to $48,606,000, including redemption premiums in the aggregate amount of approximately $1,526,000. The December 31, 1998, aggregate carrying amount of the redeemed shares ($47,080,000) is reflected as a current liability in the accompanying consolidated balance sheets. The aggregate redemption amount in excess of the aggregate carrying amount of the redeemed shares ($1,526,000) is recorded as a regulatory asset upon redemption.

  HECO is obligated to make dividend, redemption and liquidation payments on the preferred stock of either of its subsidiaries if the respective subsidiary is unable to make such payments, provided that such obligation is subordinated to any obligation to make payments on HECO's own preferred stock.


3.  Common stock
-------------------------------------------------------------------------------
In 1996 HECO issued 503,186 shares of common stock to its parent, HEI, for $30 million (nil in 1998 and 1997).


4. HECO obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures
-------------------------------------------------------------------------------
In March 1997, HECO Capital Trust I (Trust I), a grantor trust and a wholly owned subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 8.05% Cumulative Quarterly Income Preferred Securities, Series 1997 (1997 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1997 trust preferred securities and the common securities were used by Trust I to purchase 8.05% Junior Subordinated Deferrable Interest Debentures, Series 1997 (1997 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1997 junior deferrable debentures, which bear interest at 8.05% and mature on March 27, 2027, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust I. The 1997 trust preferred securities must be redeemed at the maturity of the underlying debt on March 27, 2027, which maturity may be shortened to a date no earlier than March 27, 2002 or extended to a date no later than March 27, 2046, and are not redeemable at the option of the holders, but may be redeemed by Trust I, in whole or in part, from time to time, on or after March 27, 2002 or upon the occurrence of certain events.

  In December 1998, HECO Capital Trust II (Trust II), a grantor trust and a wholly owned subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 7.30% Cumulative Quarterly Income Preferred Securities, Series 1998 (1998 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately

------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
------------------------------------------------------------------------------
$1.55 million. Proceeds from the sale of the 1998 trust preferred securities and the common securities were used by Trust II to purchase 7.30% Junior Subordinated Deferrable Interest Debentures, Series 1998 (1998 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1998 junior deferrable debentures, which bear interest at 7.30% and mature on December 15, 2028, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust II. The 1998 trust preferred securities must be redeemed at the maturity of the underlying debt on December 15, 2028, which maturity may be shortened to a date no earlier than December 15, 2003 or extended to a date no later than December 15, 2047, and are not redeemable at the option of the holders, but may be redeemed by Trust II, in whole or in part, from time to time, on or after December 15, 2003 or upon the occurrence of certain events. All of the proceeds from the sale were invested by HECO Capital Trust II in the underlying debt securities of HECO, HELCO and MECO, who are using such proceeds from the sale of the 1998 junior deferrable debentures primarily to effect the redemption of certain series of their preferred stock having a total par value of $47 million (see Note 2).

  Contractural arrangements (the "Back-up Undertakings") entered into by HECO in connection with the issuance of the 1997 and 1998 trust preferred securities, considered together, constitute a full and unconditional guarantee by HECO, on a subordinated basis, of the periodic distributions due on the 1997 and 1998 trust preferred securities and of amounts due upon the redemption thereof or upon liquidation of the Trusts. The Back-up Undertakings include HECO's (i) guarantee that the Trusts will make their respective periodic distributions and redemption and liquidation payments to the extent the Trusts have funds available therefor, (ii) the subsidiary guarantees, (iii) obligations under an agreement to pay all expenses and liabilities of the Trusts (other than the obligation of the Trusts to pay amounts due to the holders of the 1997 and 1998 trust preferred securities) and (iv) obligations under the trust agreements, HECO's 1997 and 1998 junior subordinated debentures and the respective indentures pursuant to which the 1997 and 1998 junior subordinated debentures were issued. The 1997 and 1998 junior deferrable debentures and the common securities of the Trusts have been eliminated in HECO's consolidated balance sheets as of December 31, 1998 and 1997. The 1997 and 1998 junior deferrable debentures are redeemable only (i) at the option of HECO, MECO and HELCO, respectively, in whole or in part, on or after March 27, 2002 (1997 junior deferrable debentures) and December 15, 2003 (1998 junior deferrable debentures) or (ii) at the option of HECO, in whole, upon the occurrence of a "Special Event" (relating to certain changes in laws or regulations).


5.  Long-term debt
-------------------------------------------------------------------------------
The first mortgage bonds of HELCO are secured by a mortgage which purports to be a lien on substantially all of the real and personal property now owned or hereafter acquired by HELCO.

  The funds on deposit with trustees represent the undrawn proceeds from the issuance of the special purpose revenue bonds and earn interest at market rates. These funds are available only to pay (or reimburse payment of) expenditures in connection with certain authorized construction projects and certain expenses related to the bonds.

  At December 31, 1998, the aggregate payments of principal required on long-term debt during the next five years are nil in 1999, 2000 and 2001, $2,000,000 in 2002 and $3,000,000 in 2003.

  In March 1998, the Refunding Series 1987, 6 7/8% Special Purpose Revenue Bonds were refunded with the proceeds from the Refunding Series 1998A, 4.95% Special Purpose Revenue Bonds. The premium paid on refunding these bonds is recorded as a regulatory asset and amortized against income over the remaining term of the refunded bonds.

------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
-------------------------------------------------------------------------------
6.  Short-term borrowings
-------------------------------------------------------------------------------
Short-term borrowings from nonaffiliates at December 31, 1998 and 1997 had a weighted average interest rate of 6.0% and 6.2%, respectively, and consisted entirely of commercial paper.

  The Company maintained bank lines of credit which totaled approximately $125 million at December 31, 1998 and 1997. The lines of credit support the issuance of commercial paper. There were no borrowings against any line of credit during 1998 or 1997.


7.  Regulatory assets
-------------------------------------------------------------------------------
In accordance with SFAS No. 71, the Company's financial statements reflect assets and costs based on current cost-based rate-making regulations. Continued accounting under SFAS No. 71 requires that certain criteria be met. Management believes the Company's operations currently satisfy the criteria. However, if events or circumstances should change so that the criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations, financial position or liquidity may result.

  Regulatory assets are expected to be fully recovered through rates over PUC authorized periods ranging from 1 to 36 years, and included the following deferred costs at December 31, 1998 and 1997:

December 31                                                       1998       1997
--------------------------------------------------------------------------------------
(in thousands)
Income taxes.................................................   $ 54,442   $ 47,882
Postretirement benefits other than pensions..................     25,057     26,846
Integrated resource planning costs...........................      8,335      6,951
Unamortized debt expense and premiums on retired issuances...      6,921      5,773
Vacation earned, but not yet taken...........................      6,620      6,645
Other........................................................      6,969      7,712
                                                                --------   --------
                                                                $108,344   $101,809
                                                                ========   ========

8.  Income taxes
-------------------------------------------------------------------------------
The components of income taxes charged to operating expenses were as follows:

Years ended December 31                                               1998       1997      1996
---------------------------------------------------------------------------------------------------

(in thousands)

Federal:
 Current.........................................................   $44,934    $40,728    $46,491
 Deferred........................................................     3,985      6,498      3,625
 Deferred tax credits, net ......................................    (1,634)    (1,620)    (1,796)
                                                                    -------    -------    -------
                                                                     47,285     45,606     48,320
                                                                    -------    -------    -------
State:
 Current.........................................................     5,801      3,496      3,688
 Deferred........................................................       547      1,032        741
 Deferred tax credits, net.......................................     1,086      2,661      3,421
                                                                    -------    -------    -------
                                                                      7,434      7,189      7,850
                                                                    -------    -------    -------
Total............................................................   $54,719    $52,795    $56,170
                                                                    =======    =======    =======

  Income tax benefits related to nonoperating activities, included in "Other, net" on the consolidated statements of income, amounted to $147,000, $260,000 and $282,000 for 1998, 1997 and 1996, respectively.

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
-------------------------------------------------------------------------------

  A reconciliation between income taxes charged to operating expenses and the amount of income taxes computed at the federal statutory rate of 35% on income before income taxes and preferred stock dividends follows:

Years ended December 31                                                                                  1998       1997       1996
------------------------------------------------------------------------------------------------------------------------------------

(in thousands)

Amount at the federal statutory income tax rate.....................................................   $49,525   $ 48,033   $ 50,416
State income taxes on operating income, net of
 effect on federal income taxes.....................................................................     4,832      4,673      5,102
Other...............................................................................................       362         89        652
                                                                                                       -------   --------   --------
Income taxes charged to operating expenses..........................................................   $54,719   $ 52,795   $ 56,170
                                                                                                       =======   ========   ========

  The tax effects of temporary differences which give rise to deferred tax assets and liabilities were as follows:


December 31                                                                                                          1998       1997
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)
Deferred tax assets:
 Property, plant and equipment................................................................................   $ 10,530   $ 10,148
 Contributions in aid of construction and customer
   advances...................................................................................................     55,248     54,259
 Other........................................................................................................     15,031     12,033
                                                                                                                 --------   --------
                                                                                                                   80,809     76,440
                                                                                                                 --------   --------
Deferred tax liabilities:
 Property, plant and equipment................................................................................    171,557    169,220
 Regulatory assets............................................................................................     21,163     18,605
 Other........................................................................................................     16,416     14,124
                                                                                                                 --------   --------
                                                                                                                  209,136    201,949
                                                                                                                 --------   --------
Net deferred income tax liability.............................................................................   $128,327   $125,509
                                                                                                                 ========   ========

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

  Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. There was no valuation allowance provided for deferred tax assets as of December 31, 1998, 1997 and 1996.


9.  Cash flows
-------------------------------------------------------------------------------
Supplemental disclosures of cash flow information
Cash paid during 1998, 1997 and 1996 for interest (net of AFUDC-Debt) and income taxes was as follows:

Years ended December 31                                                               1998      1997      1996
------------------------------------------------------------------------------------------------------------------

(in thousands)

Interest.....................................................................       $45,286   $41,685   $40,235
                                                                                    =======   =======   =======
Income taxes.................................................................       $44,302   $44,027   $44,296
                                                                                    =======   =======   =======

Supplemental disclosures of noncash activities
The allowance for equity funds used during construction, which was charged primarily to construction in progress, amounted to $10,106,000, $10,864,000 and $11,741,000 in 1998, 1997 and 1996, respectively.

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
-------------------------------------------------------------------------------

  The estimated fair value of noncash contributions in aid of construction amounted to $2,446,000, $1,931,000 and $4,680,000 in 1998, 1997 and 1996,
respectively.


10.  Major customers
-------------------------------------------------------------------------------

HECO and its subsidiaries derived approximately 10% of their operating revenues from the sale of electricity to various federal government agencies in 1998, 1997 and 1996. These revenues amounted to $98,183,000 in 1998, $110,410,000 in
1997 and $107,606,000 in 1996.


11.  Retirement benefits
-------------------------------------------------------------------------------

Pensions
The Company has several defined benefit pension plans which cover substantially all employees. In general, benefits are based on the employees' years of service and base compensation.

Postretirement benefits other than pensions
The Company provides various postretirement benefits other than pensions to eligible employees upon retirement. HECO and its subsidiaries provide eligible employees health and life insurance benefits upon retirement. The amount of health benefits are based on retirees' years of service and retirement date. Generally, employees are eligible for these benefits if, upon retirement, they participate in one of the Company's defined benefit pension plans.

Plan amendments
In August 1998, HECO, MECO and HELCO employees represented by the International Brotherhood of Electrical Workers, Local 1260, ratified a new collective bargaining agreement covering a two-year period from November 1, 1998 through October 31, 2000. Under the new agreement, HECO and its subsidiaries amended the pension and the postretirement welfare benefits plans effective January 1, 1999.

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
-------------------------------------------------------------------------------

  The changes in benefit obligations and plan assets, the funded status of the plans and the unrecognized and recognized amounts in the balance sheet were as follows:


                                                                     Pension benefits                    Other benefits
                                                                    ----------------------------------------------------------
(in thousands)                                                       1998         1997                   1998           1997
------------------------------------------------------------------------------------------------------------------------------


Benefit obligation, January 1..........................           $ 529,361      $ 500,519             $ 173,759     $ 170,581
Service cost...........................................              18,192         17,012                 4,462         5,927
Interest cost..........................................              35,534         34,118                10,117        11,730
Amendments.............................................             (11,083)          --                 (42,515)          --
Actuarial loss (gain)..................................              34,051         (1,375)              (13,595)      (10,183)
Benefits paid..........................................             (23,542)       (20,913)               (4,935)       (4,296)
-------------------------------------------------------------------------------------------------------------------------------
Benefit obligation, December 31........................           $ 582,513      $ 529,361             $ 127,293     $ 173,759
-------------------------------------------------------------------------------------------------------------------------------


Fair value of plan assets, January 1 .                            $ 597,725      $ 528,932             $  61,895     $  38,595
Actual return on plan assets...........................              96,397         79,732                 9,429         6,849
Employer contribution..................................               4,054          9,973                13,852        20,747
Benefits paid..........................................             (23,542)       (20,913)               (4,935)       (4,296)
-------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets, December 31                            $ 674,634      $ 597,724             $  80,241     $  61,895
-------------------------------------------------------------------------------------------------------------------------------

Funded status..........................................            $ 92,121      $  68,363             $ (47,052)    $(111,864)
Unrecognized net actuarial gain........................             (93,927)       (83,081)              (28,562)      (12,923)
Unrecognized net transition obligation                               10,041         12,314                45,699        93,737
Unrecognized prior service cost........................             (10,718)           171                  --            --
-------------------------------------------------------------------------------------------------------------------------------
Accrued benefit cost...................................           $ (2,483)      $  (2,233)              (29,915)    $ (31,050)
===============================================================================================================================

Amounts recognized in the balance
  sheet consist of:
    Prepaid benefit cost...............................           $    744       $     --              $    --       $    --
    Accrued benefit liability..........................             (3,392)         (2,421)              (29,915)      (31,050)
    Intangible asset...................................                109             134                  --            --
    Other..............................................                 56              54                  --            --
-------------------------------------------------------------------------------------------------------------------------------
Accrued benefit cost...................................           $ (2,483)      $  (2,233)            $ (29,915)    $ (31,050)
===============================================================================================================================

   The following weighted-average assumptions were used in the accounting for the plans:

                                                                      Pension benefits                           Other benefits
                                                                   --------------------------------------------------------------
December 31                                           1998          1997          1996          1998          1997          1996
---------------------------------------------------------------------------------------------------------------------------------

  Discount rate....................................   6.5%          7.0%          7.0%          6.5%          7.0%          7.0%
  Expected return on plan assets...................  10.0          10.0           9.0          10.0          10.0           9.0
  Rate of compensation increase....................   4.7           5.0           5.0           4.7           5.0           5.0

   At December 31, 1998, the assumed health care trend rates for 1999 and future years were as follows: medical, 5.0%; dental, 3.5%; and vision, 3.0%.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
--------------------------------------------------------------------------------
  The components of the net periodic benefit cost were as follows:

                                               Pension benefits                    Other benefits
                                    ----------------------------------------------------------------------

(in thousands)                           1998        1997        1996        1998       1997       1996
----------------------------------------------------------------------------------------------------------


Service cost........................   $ 18,192    $ 17,012    $ 16,386    $ 4,462    $ 5,926    $ 5,677
Interest cost.......................     35,533      34,119      32,274     10,118     11,730     11,228
Expected return on plan
  assets............................    (51,493)    (41,826)    (37,730)    (6,371)    (4,123)    (2,667)
Amortization of unrecog-
  nized transition
  obligation........................      2,273       2,273       2,275      5,523      6,249      6,249
Amortization of prior
  service cost......................       (194)         80          63         --         --         --
Recognized actuarial
  loss (gain).......................         (7)         99          52     (1,015)        --         --
----------------------------------------------------------------------------------------------------------

Net periodic benefit
  cost..............................   $  4,304    $ 11,757    $ 13,320    $12,717    $19,782    $20,487
==========================================================================================================


  Of the net periodic pension benefit costs, the Company expensed $2.9 million, $7.9 million and $8.9 million in 1998, 1997 and 1996, respectively, and primarily charged the remaining amounts to electric utility plant. Of the net periodic other benefit costs, the Company expensed $9.4 million, $14.2 million and $14.6 million in 1998, 1997 and 1996, respectively, and primarily charged the remaining amounts to electric utility plant.

  At December 31, 1998 and 1997, the Company had pension plans in which the accumulated benefit obligations exceeded plan assets at fair value, but such plans did not have material benefit obligations.

   The health care cost trend rate assumptions can have a significant effect on the amounts reported for other benefits. At December 31, 1998, a one-percentage-point increase in the assumed health care cost trend rates would have increased the total service and interest cost by $1.7 million and the postretirement benefit obligation by $7.2 million, and a one-percentage-point decrease would have reduced the total service and interest cost by $1.4 million and the postretirement benefit obligation by $8.0 million.


12.  Commitments and contingencies
-------------------------------------------------------------------------------
Fuel contracts and other purchase commitments
The Company has contractual agreements to purchase minimum amounts of fuel oil and diesel fuel through 2004 (at prices tied to the market prices of petroleum products in Singapore and Los Angeles). Based on the average price per barrel at January 1, 1999, the estimated amount of minimum purchases under the fuel supply contracts for 1999 is $124 million. The actual amount of purchases in 1999 could vary substantially from this estimate as a result of changes in market prices, quantities actually purchased and other factors. The Company purchased $183 million, $248 million and $261 million of fuel under prior agreements in 1998, 1997 and 1996, respectively.

  At December 31, 1998, the Company had purchase commitments, other than fuel and power purchase contracts, amounting to approximately $64 million.

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Power purchase agreements
At December 31, 1998, the Company had power purchase agreements for 474 MW of firm capacity, representing approximately 22% of its total generating capabilities and purchased power firm capacities (exclusive of its power purchase agreement with Encogen for a planned 60 MW of firm capacity, which agreement is subject to PUC approval). The PUC allows rate recovery for energy and firm capacity payments under these agreements. Assuming that each of the agreements (other than the Encogen agreement) remains in place for its current term and the minimum availability criteria in the power purchase agreements are met, aggregate minimum fixed capacity charges under such agreements are expected to be approximately $110 million in 1999, $103 million each in 2000 and 2001, $100 million in 2002, $103 million in 2003 and a total of $1.7 billion in 2004 through 2028.

  In general, Company payments under the power purchase agreements are based upon available capacity and energy; payments for capacity are generally not required if the contracted capacity is not available; and payments are reduced, under certain conditions, if available capacity drops below contracted levels. In general, the payment rates for capacity have been predetermined for the terms of the agreements. Energy payments will vary over the terms of the agreements and the Company passes on changes in the fuel component of the energy charges to customers through the energy cost adjustment clause in their rate schedules.
The Company does not operate nor participate in the operation of any of the facilities that provide power under the agreements. Title to the facilities does not pass to the Company upon expiration of the agreements, and the agreements do not contain bargain purchase options with respect to the facilities.

Interim rate increases
At December 31, 1998, HECO and its subsidiaries had recognized no revenue amounts under interim rate increases that were subject to refund.

HELCO power situation
In 1991, HELCO identified the need, beginning in 1994, for additional generation to provide for forecast load growth while maintaining a satisfactory generation reserve margin, to address uncertainties about future deliveries of power from existing firm power producers and to permit the retirement of older generating units. Accordingly, HELCO proceeded with plans to install at its Keahole power plant site two 20-megawatt (MW) combustion turbines (CT-4 and CT-5), followed by an 18-MW heat steam recovery generator (ST-7), at which time these units would be converted to a 56-MW (net) combined-cycle unit.

  The timing of the installation of HELCO's phased combined-cycle unit at the Keahole power plant site has been revised on several occasions due to delays in
(a) obtaining approval from the Hawaii Board of Land and Natural Resources of a Conservation District Use Permit (CDUP) amendment and (b) obtaining from the Department of Health of the State of Hawaii (DOH) and the U.S. Environmental Protection Agency (EPA) a Prevention of Significant Deterioration/Covered Source permit (PSD permit) for the Keahole power plant site. The delays are partly attributable to lawsuits, claims and petitions filed by independent power producers and other parties. Subject to satisfactory resolution of the CDUP amendment, PSD permit and other matters, HELCO's current plan continues to contemplate that CT-4 and CT-5 will be added to its system. Current plans are for ST-7 to be deferred to approximately 2006 or 2007.

  Final judgments have been entered in several civil cases relating to HELCO's application for a CDUP amendment. These judgments, which are currently on appeal to the Hawaii Supreme Court, allow HELCO to use its Keahole property as requested in its application. Motions filed both in the Third Circuit Court and the Hawaii Supreme Court to stay these judgments pending resolution of the appeals were denied in July and August of 1998.

  There remain pending in the Third Circuit Court three declaratory judgment actions relating to HELCO's use of the Keahole site and construction of CT-4 and CT-5. The first of these cases, filed in February of 1997, is set for jury trial in May 1999.

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
-------------------------------------------------------------------------------
  In 1997, the EPA and the DOH issued a final PSD permit for HELCO's combined-cycle unit at Keahole. Nine appeals of the issuance of the permit were filed with the EPA's Environmental Appeals Board (EAB). On November 25, 1998, the EAB issued an Order Denying Review in Part and Remanding in Part. In December 1998, motions for reconsideration were filed with the EAB and decisions are pending. As a result of the EAB's November 25, 1998 order, there has been a further delay in the construction of CT-4 and CT-5. The length of the delay will depend on the outcome of the motions for reconsideration and future developments in any remand proceeding that may be necessary.

  Although management believes it has acted prudently with respect to this project, HELCO has decided to discontinue, for financial reporting purposes, the accrual of AFUDC on CT-4 and CT-5 (which would have been approximately $0.4 million after tax per month) effective December 1, 1998. The length of the delays to date and potential further delays were factors considered by management in its decision to discontinue the accrual of AFUDC.

  In 1998, HELCO determined that ST-7 would not be needed in the immediate future and removed $0.8 million in costs accumulated against ST-7 from construction work-in-progress, writing off $0.6 million and transferring $0.2 million to inventory.

  If it becomes probable that CT-4 and/or CT-5 will not be installed, HELCO may be required to write-off a material portion of the costs incurred in its efforts to put these units into service. As of December 31, 1998, HELCO's costs incurred in its efforts to put CT-4 and CT-5 into service amounted to $74.9 million, including approximately $30.1 million for equipment and material purchases, approximately $23.3 million for planning, engineering, permitting, site development and other costs and approximately $21.5 million as an allowance for funds used during construction.

Competition proceeding
On December 30, 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. After a collaborative process involving the 19 parties to the proceeding, final statements of position were prepared by several of the parties and submitted to the PUC in October 1998. HECO's position is that retail competition is not feasible in Hawaii, but that some of the benefits of competition can be achieved through competitive bidding for new generation, performance-based ratemaking and innovative pricing provisions. The other parties to the proceeding advanced numerous other proposals in their statements of position. The PUC will determine what subsequent steps will be followed in the proceeding, but no timetable has been set for such a determination.Some of the parties may seek state legislative action on their proposals. HECO cannot predict what the ultimate outcome of the proceeding will be or which (if any) of the proposals advanced in the proceeding will be implemented.

Environmental regulation
In early 1995, the Department of Health of the State of Hawaii (DOH) initially advised HECO and others that it was conducting an investigation to determine the nature and extent of actual or potential releases of hazardous substances, oil, pollutants or contaminants at or near Honolulu Harbor. The DOH issued letters in December 1995, indicating that it had identified a number of parties, including HECO, who appear to be potentially responsible for the contamination and/or to operate their facilities upon contaminated land. The DOH met with these identified parties in January 1996 and certain of the identified parties (including HECO, Chevron Products Company, Shell Oil Products Company, State of Hawaii Department of Transportation Harbors Division and others) formed a Technical Work Group. Effective January 30, 1998, the Technical Work Group and the DOH entered into a voluntary agreement and scope of work to determine the nature and extent of any contamination, the responsible parties and appropriate remedial actions. Because the process for determining appropriate remedial and cleanup action, if any, is at an early stage, management cannot predict at this time the costs of further site

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
-------------------------------------------------------------------------------
analysis or future remediation and cleanup requirements, nor can it estimate when such costs would be incurred. Certain of the costs incurred may be claimed and covered under insurance policies, but such coverage is not determinable at this time.


13.  Regulatory restrictions on distributions to parent
-------------------------------------------------------------------------------
At December 31, 1998, net assets (assets less liabilities and preferred stock) of approximately $433 million were not available for transfer to HEI in the form of dividends, loans or advances without regulatory approval.


14.  Related-party transactions
-------------------------------------------------------------------------------
HEI charged HECO and its subsidiaries $1,852,000, $2,230,000 and $2,254,000 for general management and administrative services in 1998, 1997 and 1996, respectively. The amounts charged by HEI to its subsidiaries are allocated primarily on the basis of actual labor hours expended in providing such services.

  HEI also charged HECO $2,236,000, $1,871,000 and $3,094,000 for data processing services in 1998, 1997 and 1996, respectively.

  HECO's borrowings from HEI fluctuate during the year, and totaled
$5,550,000 and $400,000 at December 31, 1998 and 1997, respectively. The interest charged on short-term borrowings from HEI is computed based on HECO's short-term borrowing interest rate. Interest charged by HEI to HECO totaled $67,000, $433,000 and $289,000 in 1998, 1997 and 1996, respectively.


15.  Significant group concentrations of credit risk
-------------------------------------------------------------------------------
HECO and its utility subsidiaries are regulated operating electric public utilities engaged in the generation, purchase, transmission, distribution and sale of electricity on the islands of Oahu, Hawaii, Maui, Lanai and Molokai in the State of Hawaii. HECO and its subsidiaries provide the only electric public utility service on the islands they serve. HECO and its subsidiaries grant credit to customers, all of whom reside or conduct business in the State of Hawaii.


16.  Fair value of financial instruments
-------------------------------------------------------------------------------
The Company used the following methods and assumptions to estimate the fair value of each applicable class of financial instruments for which it is practicable to estimate that value:

Cash and equivalents
The carrying amount approximated fair value because of the short maturity of these instruments.

Notes receivable

Fair value was estimated by discounting future cash flows using rates offered by local lending institutions for loans of similar terms to companies with comparable credit risk.

Short-term borrowings
The carrying amount approximated fair value because of the short maturity of these instruments.

Long-term debt
Fair value was estimated based on quoted market prices for the same or similar issues of debt.

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
-------------------------------------------------------------------------------
Cumulative preferred stock subject to mandatory redemption
At December 31, 1998, fair value was estimated using optional redemption prices and par values, as the preferred stock was redeemed in January 1999. At December 31, 1997, fair value was estimated using quoted market prices for similar issues of preferred stock.

HECO obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures Fair value was based on quoted market prices.

  The estimated fair values of the Company's financial instruments were as follows:

December 31                                                         1998                       1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Estimated                   Estimated
                                                        Carrying           fair         Carrying       fair
                                                         amount           value          amount       value
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)
Financial assets:
 Cash and equivalents.................................  $ 54,783        $ 54,783      $  1,676     $  1,676
 Notes receivable.....................................     1,747           1,737         3,278        3,244

Financial liabilities:
 Short-term borrowings from
  nonaffiliates and affiliate.........................   139,413         139,413        95,581        95,581
 Long-term debt, net, including
  amounts due within one year.........................   621,998         655,397       627,621       658,393

Cumulative preferred stock subject
 to mandatory redemption, including
 sinking fund requirements............................    33,080          34,466        35,770        37,699

HECO obligated mandatorily redeemable
 trust preferred securities of
 subsidiary trusts holding solely
 HECO and HECO-guaranteed
 debentures...........................................   100,000          96,952        50,000        51,000

Limitations
The Company makes fair value estimates at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result if the Company were to sell its entire holding of a particular financial instrument at one time. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are provided for certain existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses could have a significant effect on fair value estimates and have not been considered.

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
-------------------------------------------------------------------------------
17.  Summarized financial information
-------------------------------------------------------------------------------
Summarized financial information for HECO's consolidated electric utility subsidi-aries, HELCO and MECO, follows:

Hawaii Electric Light Company, Inc.

December 31                                                               1998       1997
-----------------------------------------------------------------------------------------------
(in thousands)
Balance sheet data
Current assets............................................              $ 35,473   $ 28,631
Noncurrent assets.........................................               424,278    403,981
                                                                        --------   --------
                                                                        $459,751   $432,612
                                                                        ========   ========

Common stock equity.......................................              $157,269   $144,761
Cumulative preferred stock:
   Not subject to mandatory redemption....................                 7,000     10,000
   Subject to mandatory redemption, net of sinking fund
     payments due within one year.........................                    --      7,000
Current liabilities.......................................                62,313     63,500
Noncurrent liabilities....................................               233,169    207,351
                                                                        --------   --------
                                                                        $459,751   $432,612
                                                                        ========   ========

Years ended December 31                                          1998       1997       1996
-----------------------------------------------------------------------------------------------
(in thousands)
Income statement data
Operating revenues........................................   $154,135   $161,120   $153,202
Operating income..........................................     19,360     18,467     15,984
Net income for common stock...............................     16,074     15,263     14,673

Maui Electric Company, Limited

December 31                                                              1998       1997
-----------------------------------------------------------------------------------------------
(in thousands)
Balance sheet data
Current assets...........................................              $ 41,103   $ 31,994
Noncurrent assets........................................               382,517    374,766
                                                                       --------   --------
                                                                       $423,620   $406,760
                                                                       ========   ========

Common stock equity......................................              $157,402   $150,129
Cumulative preferred stock:
  Not subject to mandatory redemption....................                 5,000      8,000
  Subject to mandatory redemption, net of sinking fund
     payments due within one year........................                    --      5,575
Current liabilities......................................                32,052     24,454
Noncurrent liabilities...................................               229,166    218,602
                                                                       --------   --------
                                                                       $423,620   $406,760
                                                                       ========   ========

Years ended December 31                                         1998       1997       1996
----------------------------------------------------------------------------------------------
(in thousands)
Income statement data
Operating revenues.......................................   $137,923   $152,947   $145,776
Operating income.........................................     19,741     17,882     17,124
Net income for common stock..............................     12,369     13,260     14,744
----------------------------------------------------------------------------------------------

HECO has not provided separate financial statements and other disclosures concern-ing MECO and HELCO because management has concluded that such financial statements and other information are not material to holders of securities issued by MECO or HELCO which have been fully and unconditionally guaranteed by HECO.

------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries
------------------------------------------------------------------------------
18.  Consolidated quarterly financial information (unaudited)
-------------------------------------------------------------------------------
Selected quarterly consolidated financial information for 1998 and 1997 follows:

                                                         Quarters ended                         Year ended
-------------------------------------------------------------------------------------------------------------
1998                                   March 31          June 30     Sept. 30       Dec. 31      Dec. 31
(in thousands)
Operating revenues..................   $256,043         $242,204     $257,368      $253,284    $1,008,899

Operating income....................     27,543           26,861       32,468        29,280       116,152

Net income for common
  stock.............................     19,262           18,689       24,976        17,849/1/     80,776/1/
-------------------------------------------------------------------------------------------------------------


1997
-------------------------------------------------------------------------------------------------------------
(in thousands)

Operating revenues..................   $271,597         $272,972     $280,193   $273,993   $1,098,755

Operating income....................     24,814           26,103       31,240     28,883      111,040

Net income for common
  stock.............................     17,164           18,115       22,475     20,435       78,189

/1/ Includes the effect of MECO's reduction in costs of generating unit M17 of $3.4 million pretax and $3.0 million after tax.

Note: HEI owns all of HECO's common stock, therefore, per share data is not meaningful.

Independent Auditors' Report
-------------------------------------------------------------------------------



To the Board of Directors and Stockholder
Hawaiian Electric Company, Inc.:


   We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. (a wholly owned
subsidiary  of  Hawaiian  Electric  Industries,  Inc.)   and   subsidiaries  as
of December 31, 1998 and 1997, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/ KPMG LLP


Honolulu, Hawaii
January 18, 1999

Directors and Officers
-------------------------------------------------------------------------------
                        HAWAIIAN ELECTRIC COMPANY, INC.

DIRECTORS
Robert F. Clarke, 56, 1990                                 Diane J. Plotts, 63, 1991 [1]
Richard Henderson, 70, 1970                                James K. Scott, 47, 1999
T. Michael May, 52, 1995                                   Anne M. Takabuki, 42, 1997 [1]
Paul A. Oyer, 58, 1985                                     Jeffrey N. Watanabe, 56, 1999
                                                           Paul C. Yuen, 70, 1993 [1]

[1] Audit committee member.
Note: Year indicates first year elected or appointed. All directors serve one year terms.


OFFICERS
Robert F. Clarke                                           Paul A. Oyer
Chairman of the Board                                      Financial Vice President and Treasurer
T. Michael May                                             Patricia U. Wong
President and Chief Executive Officer                      Vice President-Corporate Excellence
Jackie Mahi Erickson                                       Ernest T. Shiraki
Vice President-Customer Operations and General Counsel     Controller
Charles M. Freedman                                        Molly M. Egged
Vice President-Corporate Relations                         Secretary
Edward Y. Hirata                                           Lorie Ann K. Nagata
Vice President-Regulatory Affairs and                      Assistant Treasurer
Government Relations
Thomas J. Jezierny
Vice President-Energy Delivery
Thomas L. Joaquin
Vice President-Power Supply

                      HAWAII ELECTRIC LIGHT COMPANY, INC.

DIRECTORS
T. Michael May                                             Barry K. Taniguchi
Richard Henderson                                          Donald K. Yamada
Warren H. W. Lee

OFFICERS
T. Michael May                                             Michael F. H. Chang
Chairman of the Board                                      Assistant Treasurer
Warren H. W. Lee                                           Paul N. Fujioka
President                                                  Assistant Treasurer
Paul A. Oyer                                               Lorie Ann K. Nagata
Financial Vice President and Treasurer                     Assistant Treasurer
Edward Y. Hirata                                           Deorna L. Ikeda
Vice President                                             Assistant Secretary
Molly M. Egged
Secretary

                      MAUI ELECTRIC COMPANY, LIMITED
DIRECTORS
T. Michael May                                             Sanford J. Langa
Gladys C. Baisa                                            B. Martin Luna
William A. Bonnet                                          Anne M. Takabuki

OFFICERS
T. Michael May                                             Duane T. Hayashi
Chairman of the Board                                      Assistant Treasurer
William A. Bonnet                                          Michael E. Kam
President                                                  Assistant Treasurer
Paul A. Oyer                                               Stanley T. Nakamoto
Financial Vice President and Treasurer                     Assistant Treasurer
Edward Y. Hirata                                           Lorie Ann K. Nagata
Vice President                                             Assistant Treasurer
Molly M. Egged                                             Eileen S. Wachi
Secretary                                                  Assistant Secretary

Information provided as of February 17, 1999

                                       36